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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 3, 2008

COACHMEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation or organization)	1-7160 (Commission File Number)	31-1101097 (I.R.S. Employer Identification No.)

2831 Dexter Drive, Elkhart, Indiana (Address of Principal Executive Offices)		46514 (Zip Code)

(574) 262-0123

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e)

On February 3, 2008 the Management Development & Compensation Committee of the Board of Directors of Coachmen Industries, Inc. took various actions regarding the compensation of Coachmen’s executive officers and other key managers, including the following:

2008 Annual Executive Incentive Compensation Plan

The Committee approved the 2008 Executive Incentive Compensation Plan, a cash incentive compensation plan in which executives and key managers participate, and established the targets based on pre-tax profits for the plan year.

For 2008, incentive compensation will include performance goals which are divided among personal performance goals, division and/or segment profitability and overall corporate profitability.  The target bonus payout for 2008 is based on the Company earning a pre-tax profit of $7.5 million.  Of the 2008 target incentive compensation payment, approximately 30% of this target is in the form of a capped payment based on the achievement of specific personal performance goals of the individual executive involved.  Personal goals are established at the beginning of the year with the intention of establishing specific goals that will contribute to the overall operating efficiency and profitability of the Company or appropriate business unit.  The remainder of the incentive compensation program is variable based on the pre-tax profit of the Company and appropriate business unit or segment.

2008 Annual Executive Incentive Compensation Plan

Name	Title	Target Payout as a % of Salary	Target Award
Richard M. Lavers	CEO	181%	$650,000
Colleen A. Zuhl	CFO	143%	$250,000
Michael R. Terlep, Jr.	President - RV Group (CLI)	63%	$200,000
Rick J. Bedell	President - H&B Group	75%	$200,000
Leslie G. Thimlar	VP - Human Resources	74%	$75,000

2008 Long-term Incentive Plan

The Committee also approved setting aside awards of Coachmen Industries restricted stock for executives and other key personnel.  These awards are governed by the Registrant’s 2000 Omnibus Stock Incentive Program.

The awards will vest at the rate of 33% per annum over a three year period subject to the employees continued employment with Coachmen.  The restricted stock awards are based on certain performance goals that must be met.  The performance goals consist of two target levels of annual pre-tax profits for the Company set at $5 million for the minimum award and $10 million for the maximum award.  In addition, for the purpose of this plan, the level of pre-tax profit earned by the Company in the first quarter of 2008 will be used to determine the award relating only to the first quarter.  The levels of pre-tax profit for the first quarter required to earn the minimum and maximum award is equal to one quarter of the annual targets, or $1.25 million for the minimum and $2.5 million for the maximum.  The minimum and maximum possible awards for the remainder of the year would then be adjusted for the amount deemed to be earned in the first quarter.  As a result, it is possible to earn an award at five possible levels as follows:

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Level 1: If the Company earns the minimum pre-tax profit of $1.25 million for the first quarter, but does not meet the minimum pre-tax profit for the full year, participants would earn 25% of the minimum annual award.

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Level 2: If the Company earns the maximum pre-tax profit of $2.5 million for the first quarter, but does not meet the minimum pre-tax profit for the full year, participants would earn 25% of the maximum annual award.

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Level 3: If the Company earns the minimum pre-tax profit of $5 million for the full year, but does not meet the minimum pre-tax profit for the first quarter, participants would earn the minimum annual award less 25% of the minimum annual award.

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Level 4: If the Company earns the maximum pre-tax profit of $10 million for the full year, but does not meet the minimum pre-tax profit for the first quarter, participants would earn the maximum annual award less 25% of the minimum annual award.

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Level 5: If the Company earns the maximum pre-tax profit of $10 million for the full year and meets the maximum pre-tax profit for the first quarter, participants would earn the maximum annual award.

To the extent the Company meets the performance goals for the year, and the participant remains employed by the Company during the vesting period, the earned restricted shares will vest and be delivered to the Participants over a three-year vesting period: one-third on January 1, 2009, one-third on January 1, 2010 and one-third on January 1, 2011.

If a change of control of the Registrant occurs during 2008, the participant will be awarded restricted shares, if the Company’s earnings at the time of the change in control, when annualized, would exceed the award threshold.  All such shares deemed to be earned pursuant to this paragraph will vest immediately upon the change in control.  If a change of control of the Registrant occurs after 2008 but before all restricted shares have vested, all earned but unvested shares will vest immediately upon the change of control.

The number of restricted shares that each of the Registrant’s executive officers may earn pursuant to Restricted Stock Award Agreements between them and the Registrant are as follows:

		Shares at	Shares at
Name	Title	Minimum	Maximum
Richard M. Lavers	CEO	22,500	50,625
Colleen A. Zuhl	CFO	15,000	18,000
Michael R. Terlep, Jr.	President - RV Group (CLI)	13,500	18,000
Rick J. Bedell	President - H&B Group	13,500	18,000
Leslie G. Thimlar	VP - Human Resources	6,750	9,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACHMEN INDUSTRIES, INC.

Date:  February 11, 2008

By:    /s/Jeffery A. Tryka

             Jeffery A. Tryka, Secretary

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